EXHIBIT  10.10

Description of Verbal Agreements Concerning Related Party Debt to Anna Gluskin

Eastgate Acquisitions Corporation (the “Company”) has entered into a verbal agreement regarding related party payables to Anna Gluskin. As of March 31, 2013, the amount due pursuant to the verbal agreement was $372,742 to Ms. Gluskin. The debt is payable to Ms. Gluskin and certain related companies controlled by her and set forth below:

Anna Gluskin   ($4,600, plus $479 of accrued interest);

Angara Enterprises   ($46,164, plus $3,626 of accrued interest);

NanoEssential, Inc.   ($246,512, plus $14,345 of accrued interest); and

TGT Investment Management Inc.   ($75,466, plus $5,098 of accrued interest).

The debt represents funds advanced to the Company and general and administrative expenses and other obligations paid by Ms. Gluskin for the benefit of the Company during 2012 and through March 31, 2013. The debt is unsecured, payable on demand and bears interest at 10%.  The debt holder has not made a demand for any payment of the debt.